Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR 2006
Company completes seventh consecutive year of revenue growth
CLEVELAND, Ohio, February 15, 2007...DATATRAK International, Inc. (Nasdaq: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the fourth quarter and full year of 2006.
          For the three months ended December 31, 2006, revenue decreased approximately 8% to $3,986,000 and the Company reported a net loss of $(2,382,000), or $(0.21)per share on both a basic and diluted basis. Results for the three months ended December 31, 2006, include the recording of income tax expense in the amount of $976,000. These results compared with revenue of $4,319,000 and net income of $1,333,000, or $0.13 per share basic and $0.12 per share on a diluted basis, in the fourth quarter of 2005. Results for the three months ended December 31, 2005, included the recording of an income tax benefit in the amount of $1,200,000.
          For the year ended December 31, 2006, DATATRAK’s revenue increased approximately 12% to $17,690,000, and a net loss of $(4,490,000), or $(0.40) per share on both a basic and diluted basis, was recorded for the period. Results for the twelve months ended December 31, 2006, include the recording of income tax expense in the amount of $976,000. The Company reported revenue of $15,735,000 and net income of $2,538,000, or $0.25 per share basic and $0.22 per share on a diluted basis, in the previous year. Results for the twelve months ended December 31, 2005, included the recording of an income tax benefit in the amount of $1,200,000.
          Non-cash expense items incurred in the fourth quarter of 2006 that were not incurred in the fourth quarter of 2005 were $345,000 of depreciation and amortization related to intangible assets acquired in a business purchase and $80,000 of stock based compensation expense related to the adoption of FAS 123(R). Similar non-cash expense items incurred throughout 2006 that were not incurred in 2005 totaled $1,608,000.
          As previously announced, on February 13, 2006, DATATRAK acquired all of the outstanding stock of ClickFind, Inc., (“ClickFind”) of Bryan, Texas, a privately-held company focused on the provision of integrated technology solutions for clinical trials. The operating results of ClickFind have been included in the Company’s results of operations for all periods subsequent to February 13, 2006.
          DATATRAK’s backlog at December 31, 2006 was $12.2 million and backlog currently stands at approximately $13.2 million. This compares to a backlog of $20.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
          “We continue to experience record levels of interest and new business commitments from a record number of customers who are using, or are transitioning to use our eClinical product suite,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “We have tried to quantify some of this activity in recent announcements depicting record levels of new project awards from both new and existing customers that occurred in the final weeks of 2006 and early 2007. This activity is not currently reflected in our financials as you can see from the Fourth Quarter results. Also, in some instances, the backlog to be allocated to these new projects is not yet reflected in the current backlog number since clients are still in the process of adding signatures to final contracts. All of the exciting commitments and expectations that we have previously discussed that relate to our pipeline of future opportunities are progressing and there are newly developing situations that are adding to our confidence about future growth.”
          Green continued, “As you can see, we remain solidly in the transition period that we discussed in the third quarter 2006 financial release and conference call last November. At this time, we believe the nadir of this Transition Period will hit in the First Quarter of 2007 and then the momentum reflective of the new eClinical sales will allow us to climb out of this situation. We remain optimistic that we will emerge from what we have described as our transition period, in a meaningful way, during the second half of this year, which is on schedule with our original expectations.
          Concluding, “This month is the year anniversary of our acquisition of the broadest information platform in the clinical trials industry, done in order to fulfill our vision of the future and to capitalize on the opportunity we saw to place our Company in the most advantageous position for the long-term. Though it may not seem like it now, and is not yet evident in our financial results, the signs that we see in the marketplace in response to this vision of a unified platform are progressively yielding the early benefits and positioning that we envisioned.”
          The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 347-284-6930 (access code 5308945) a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 4th Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
          A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on February 15, 2007 and will run until 1:00 a.m. ET on February 23, 2007. The phone replay can be accessed by dialing 719-457-0820 (access code 5308945). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 4th Quarter Earnings Call.”
          DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Technology Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
          Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its recent acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x110	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2006	December 31, 2005
Cash and investments	$5,015,577	$9,362,922
Accounts receivable, net	2,226,317	2,853,823
Property & equipment, net	4,736,233	1,878,404
Deferred tax assets	1,858,800	1,200,000
Intangible assets, net	1,914,206	—
Goodwill	10,863,383	—
Other	605,666	811,600

Total assets	$27,220,182	$16,106,749

Accounts payable and other current liabilities	$3,709,485	$2,409,761
Long-term liabilities	5,446,703	—
Shareholders’ equity	18,063,994	13,696,988

Total liabilities and shareholders’ equity	$27,220,182	$16,106,749

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,
	2006	2005
Revenue	$3,985,663	$4,319,407
Direct costs	1,344,618	1,047,931

Gross profit	2,641,045	3,271,476

Selling, general and administrative expenses	3,355,526	3,000,204
Depreciation and amortization	642,690	173,405

(Loss) income from operations	(1,357,171)	97,867

Interest income	56,347	83,885
Interest (expense)	(104,782)	—
Other (expense)	—	(60,902)

(Loss) income before income taxes	(1,405,606)	120,850

Income tax expense (benefit)	976,000	(1,212,000)

Net (loss) income	$(2,381,606)	$1,332,850

Net (loss) income per share:
Basic:
Net (loss) income per share	$(0.21)	$0.13

Weighted average shares outstanding	11,471,431	10,308,306

Diluted:
Net (loss) income per share	$(0.21)	$0.12

Weighted average shares outstanding	11,471,431	11,393,273

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Twelve Months Ended December 31,
	2006	2005
Revenue	$17,690,336	$15,734,745
Direct costs	5,221,665	3,788,771

Gross profit	12,468,671	11,945,974

Selling, general and administrative expenses	13,266,618	10,025,029
Severance expense	294,974	—
Depreciation and amortization	2,306,382	748,358

(Loss) income from operations	(3,399,303)	1,172,587

Interest income	237,763	243,315
Interest (expense)	(352,870)	—
Other (expense)	—	(60,902)

(Loss) income before income taxes	(3,514,410)	1,355,000

Income tax expense (benefit)	976,000	(1,183,347)

Net (loss) income	$(4,490,410)	$2,538,347

Net (loss) income per share:
Basic:
Net (loss) income per share	$(0.40)	$0.25

Weighted average shares outstanding	11,273,382	10,203,646

Diluted:
Net (loss) income per share	$(0.40)	$0.22

Weighted average shares outstanding	11,273,382	11,386,413